Exhibit 99.1

                   GENCORP REPORTS 2007 FIRST QUARTER RESULTS

     SACRAMENTO, Calif., March 28 /PRNewswire-FirstCall/ -- GenCorp Inc. (NYSE:
GY) today reported results for the quarter ended February 28, 2007.

     Sales of $150.8 million for the first quarter 2007 increased 18% over $128.3 million in the first quarter 2006, reflecting growth in a variety of space and defense systems programs including Standard Missile, Orion, and Titan.

     Net income for the first quarter 2007 was $28.5 million, or $0.51 earnings per share, compared to a net loss of $16.0 million, or $0.29 loss per share, for the first quarter 2006. The Company's improved results were driven by (i) a $31.2 million gain in discontinued operations from a negotiated early retirement of a seller note and an earn-out payment associated with the divestiture of the Fine Chemicals business in November 2005; (ii) improved operating performance of the Aerospace and Defense segment; and (iii) lower corporate costs.

     "Aerojet's first quarter was marked by sales growth, contract wins and improvements in operating results and cash flows," said Terry Hall, president and chief executive officer. "Our Real Estate segment is making good progress toward the entitlement of approximately 6,400 acres of our Sacramento land. Our first project, Rio Del Oro, is approaching the public hearing phase and we are working closely with the community and Rancho Cordova officials to make sure the project stays on schedule," concluded Hall.

     Operations Review

     Aerospace and Defense Segment

     First quarter 2007 sales increased to $149.1 million, up 18% compared to $126.8 million in the first quarter 2006. As noted above, the increase reflects higher sales on numerous space and defense systems programs. Individual programs with increases of greater than $5.0 million were Standard Missile, Orion, and Titan.

     First quarter 2007 segment performance was $7.2 million compared to a loss of $0.6 million in the first quarter 2006. Excluding the effect of environmental remediation provision adjustments and retirement benefit plan expense, segment performance for the first quarter 2007 was $14.3 million (9.6% of sales), compared to $8.3 million (6.5% of sales) in the first quarter 2006. The change in segment performance was primarily due to higher sales volume and net favorable contract performance. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

     Aerojet continued to strengthen its portfolio of space and defense programs during the quarter. In particular, Aerojet's Terminal High Altitude Air Defense (THAAD) program recorded two significant milestones:

     * Conducted a successful critical flight test against a representative "SCUD" target missile.
     * Received its first production contract with a period of performance through 2009, valued at approximately $58 million.

     As of February 28, 2007, contract backlog was $882 million as compared to $718 million as of November 30, 2006. The increase in contract backlog reflects a $109 million award in a multi-year liquid engine technology demonstration program for military launch systems and continued growth in solid booster motors for missile defense and tactical missiles. Funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received from a commercial customer, was $632 million at February 28, 2007 compared to $565 million as of November 30, 2006.

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     Real Estate Segment

     Real estate sales and segment performance for first quarter 2007 were $1.7 million and $0.8 million, respectively, compared to $1.5 million and $0.8 million, respectively, for first quarter 2006. Results for both periods consist of rental property operations and included no sales of real estate assets.

     The Company continues to process entitlement applications with the City of Rancho Cordova (Rancho Cordova) on the Rio Del Oro (2,716 acres) and Westborough (1,654 acres) projects; with the County of Sacramento (County) on the Glenborough and Easton Place projects (1,385 acres); and with the City of Folsom (Folsom) with regard to the Folsom Sphere of Influence (625 acres).

     The current project status for each of the pending applications is summarized below:

     * The Draft Environmental Impact Statement (EIS) and the Draft Environmental Impact Report (EIR) for the Rio Del Oro project was released for public review on December 8, 2006. The public comment period has closed and Rancho Cordova is evaluating comments received from other public agencies and interested parties. The comments generally have focused on technical questions concerning water supply, drainage, habitat and endangered species issues as well as transportation impacts. The next steps involve Rancho Cordova modifying the draft report where appropriate to address the comments received, and begin the certification process by scheduling public hearings. In California, final zoning approval typically follows the release of the draft EIR/EIS by at least nine to twelve months.

     * The County continues working on the draft EIR for the Glenborough and Easton Place projects. The Company and the County anticipate completion of the administrative draft of the EIR in mid to late 2007.

     * Rancho Cordova and the Company have devoted considerable resources to the initial cooperative planning effort for the Westborough area. Rancho Cordova has contracted with an environmental firm to undertake the EIR for the project. The technical studies required by the environmental review have started and are moving forward. The Company anticipates a draft EIR in late 2008.

     * Folsom is working with a group of land owners that controls approximately 3,500 acres within Folsom's Sphere of Influence to develop a land use plan. Folsom is now in the process of completing negotiations with an environmental consultant who will undertake the EIR. Folsom anticipates a draft EIR in late 2008 or early 2009. Final annexation agreements must also be finalized with the County. Annexation and zoning approvals are expected to occur beyond 2009.

     Additional Information

     Retirement benefit plan expense, which is mostly non-cash, decreased to $5.3 million in the first quarter 2007 from $11.0 million in the first quarter 2006. The decrease is primarily related to an increase in the discount rate used to determine benefit obligations and a reduction in the impact of amortizing prior years' actuarial losses.

     Corporate and other expenses decreased to $3.1 million in the first quarter 2007 from $5.3 million in the first quarter 2006. The decrease is primarily due to higher expenses in 2006 related to the annual election of the board of directors.

     Total debt increased slightly to $464.8 million at February 28, 2007 from $462.4 million at November 30, 2006. The cash balance, including restricted cash, at February 28, 2007 increased to $93.9 million compared to $81.0 million at November 30, 2006. Total debt less cash decreased from $381.4 million at November 30, 2006 to $370.9 million as of February 28, 2007. The $10.5 million decrease in total debt less cash is the result of cash generated from a negotiated early retirement of a seller note and an earn-out payment associated with the Fine Chemicals business divestiture, offset by cash usage by the Aerospace and Defense segment, interest payments, and payments related to legacy business matters. As of February 28, 2007, the Company had $70.5 million in outstanding letters of credit issued under the $80.0 million letter of credit subfacility and the Company's $80.0 million revolving credit facility was unused.

     Forward-Looking Statements

     This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

     o cancellation or material modification of one or more significant contracts;
     o    future reductions or changes in U.S. government spending;
     o failure to comply with regulations applicable to contracts with the U.S. government;
     o significant competition and the Company's inability to adapt to rapid technological changes;
     o product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company's fixed-price contracts;
     o the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
     o requirements to provide guarantees and/or letters of credit to financially assure the Company's environmental obligations;
     o environmental claims related to the Company's current and former businesses and operations;
     o the release or explosion of dangerous materials used in the Company's businesses;
     o    reduction in airbag propellant sales volume;
     o disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;
     o changes in economic and other conditions in the Sacramento metropolitan area, California real estate market or changes in interest rates affecting real estate values in that market;
     o the Company's limited experience in real estate activities and the ability to execute its real estate business plan, including the Company's ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;
     o the Company's property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company's plans, with much of the Company's property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

     o the cost of servicing the Company's debt and compliance with financial and other covenants;
     o    the results of significant litigation;
     o    costs and time commitment related to acquisition activities;
     o    additional costs related to the Company's recent divestitures;
     o a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
     o fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;
     o effects of changes in discount rates and returns on plan assets of defined benefit pension plans that may require the Company to increase its shareholders' deficit;
     o the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
     o    failure to maintain effective internal controls in accordance with
          Section 404 of the Sarbanes-Oxley Act; and
     o those risks detailed from time to time in the Company's reports filed with the SEC.

     About GenCorp

     GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com .

Consolidated Statements of Operations GenCorp Inc.

                                                        Three Months Ended
                                                   ----------------------------
(Dollars in millions,                              February 28,    February 28,
except per-share amounts)                              2007            2006
------------------------------------------------   ------------    ------------
                                                           (Unaudited)
Net Sales                                          $      150.8    $      128.3

Costs and Expenses
  Cost of products sold                                   135.0           121.3
  Selling, general and administrative                       3.0             8.0
  Depreciation and amortization                             6.5             6.5
  Interest expense                                          7.2             6.3
  Other expense (income), net                               0.8            (0.1)

Loss from continuing operations before
 income taxes and cumulative effect of a
 change in accounting principle                            (1.7)          (13.7)
  Income tax provision                                      0.4             0.6

  Loss from continuing operations before
   cumulative effect of a change in
   accounting principle                                    (2.1)          (14.3)
  Income (loss) from discontinued operations,
   net of income taxes                                     30.6            (1.0)

  Income (loss) before cumulative effect
   of a change in accounting principle                     28.5           (15.3)
  Cumulative effect of a change in
   accounting principle, net of income taxes                 --            (0.7)

Net Income (Loss)                                  $       28.5    $      (16.0)

Income (Loss) Per Share of Common Stock
Basic and Diluted:
  Loss per share from continuing operations
   before cumulative effect of a
   change in accounting principle                  $      (0.04)   $      (0.26)
    Income (loss) per share from discontinued
     operations, net of income taxes                       0.55           (0.02)
    Loss per share from cumulative effect
     of a change in accounting principle,
     net of income taxes                                     --           (0.01)
    Net income (loss) per share                    $       0.51    $      (0.29)

    Weighted average shares of
     common stock outstanding                              55.9            55.1

Operating Segment Information GenCorp Inc.

                                                        Three Months Ended
                                                   ----------------------------
                                                   February 28,    February 28,
(Dollars in millions)                                  2007            2006
-------------------------------------------------  ------------    ------------
                                                           (Unaudited)
Net Sales:
  Aerospace and Defense                            $      149.1    $      126.8
  Real Estate                                               1.7             1.5

    Total Net Sales                                $      150.8    $      128.3

Segment Performance:
Aerospace and Defense
  Segment performance before environmental
   remediation provision adjustments and
   retirement benefit plan expense                 $       14.3    $        8.3
  Environmental remediation provision adjustments          (1.2)           (0.2)
  Retirement benefit plan expense                          (5.9)           (8.7)

Aerospace and Defense                                       7.2            (0.6)

Real Estate                                                 0.8             0.8

    Total Segment Performance                      $        8.0    $        0.2


                                                        Three Months Ended
                                                   ----------------------------
                                                   February 28,    February 28,
(Dollars in millions)                                  2007            2006
------------------------------------------------   ------------    ------------
                                                           (Unaudited)
Reconciliation of segment performance to loss
 from continuing operations before income
 taxes and cumulative effect of change in
 accounting principle:
Segment Performance                                $        8.0    $        0.2
  Interest expense                                         (7.2)           (6.3)
  Corporate and other expenses                             (3.1)           (5.3)
  Corporate retirement benefit plan
   income (expense)                                         0.6            (2.3)

Loss from continuing operations before
 income taxes and cumulative effect of a
 change in accounting principle                    $       (1.7)   $      (13.7)

     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, commercial legacy income and expenses, provisions for unusual items not related to the operations, interest expense, cumulative effect of changes in accounting principles, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the financial performance of its segments.

Condensed Consolidated Balance Sheets GenCorp Inc.

                                                   February 28,    November 30,
(Dollars in millions)                                  2007            2006
------------------------------------------------   ------------    ------------
Current Assets
Cash and cash equivalents                          $       74.1    $       61.2
Restricted cash                                            19.8            19.8
Accounts receivable                                        72.6            71.1
Inventories                                                77.9            69.5
Recoverable from U.S. government
 and other third parties for environmental
 remediation costs and other                               39.6            37.6
Prepaid expenses and other                                 14.1            23.5
Assets of discontinued operations                           0.1             0.5
Total Current Assets                                      298.2           283.2

Noncurrent Assets
Property, plant and equipment, net                        137.4           136.8
Recoverable from U.S. government
 and other third parties for environmental
 remediation costs and other                              178.2           177.0
Prepaid pension asset                                     182.1           187.3
Goodwill                                                  101.3           101.3
Intangible assets                                          24.2            24.6
Other noncurrent assets, net                              115.3           111.2

Total Noncurrent Assets                                   738.5           738.2

Total Assets                                       $    1,036.7    $    1,021.4

Liabilities and Shareholders' Deficit
Short-term borrowings and
 current portion of long-term debt                 $       22.0    $       21.3
Accounts payable                                           24.0            32.6
Reserves for environmental remediation costs               60.9            55.6
Income taxes payable                                       12.5            12.2
Postretirement medical and life benefits                    9.7             9.7
Advanced payments on contracts                             57.1            57.1
Other current liabilities                                  79.3            88.9
Liabilities of discontinued operations                      1.4             1.8

Total Current Liabilities                                 266.9           279.2

Noncurrent Liabilities
Convertible subordinated notes                            271.4           271.4
Senior subordinated notes                                  97.5            97.5
Other long-term debt                                       73.9            72.2
Reserves for environmental remediation costs              208.1           210.4
Postretirement medical and life benefits                  123.9           127.1
Other noncurrent liabilities                               59.8            59.6

Total Noncurrent Liabilities                              834.6           838.2

Total Liabilities                                       1,101.5         1,117.4
Total Shareholders' Deficit                               (64.8)          (96.0)

Total Liabilities and Shareholders' Deficit        $    1,036.7    $    1,021.4

SOURCE  GenCorp Inc.
    -0-                             03/28/2007
    /CONTACT: Investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or Media, Linda Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/